Exhibit 99.1

PlanetOut Reports First-Quarter 2005 Results
Posts Record Growth in New Subscriptions and Strong Ad Revenues

SAN FRANCISCO, May 4, 2005 — PlanetOut Inc. (Nasdaq: LGBT) today reported its financial results for the first quarter ended March 31, 2005.

“We are very pleased with our financial and operating results for the first quarter, including record growth in paid subscribers and a record low churn rate of 8.6 percent,” said Lowell Selvin, chairman and chief executive officer. “We met or exceeded our financial goals for the quarter, while improving our members’ experience, positioning PlanetOut for continued growth. And while our advertising business experienced expected seasonality, it was up substantially from the prior year period, and we believe is well positioned for growth in the balance of the year thanks to an upswing in booked orders from major brand advertisers.”

First Quarter Financial Results

Revenue — Total revenue for the first quarter of 2005 was $6.7 million, a 23 percent increase from total revenue of $5.4 million for the first quarter of 2004. Total revenue for the first quarter of 2005 included subscription services revenue of $4.9 million, up 28 percent from $3.8 million for the same quarter a year ago; advertising revenue of $1.4 million, a 27 percent increase from $1.1 million for the first quarter of 2004; and transaction revenue of $420,000, a 24 percent decline from $554,000 for the same period of 2004, due to the delayed release of popular DVD compilations.

Income from Operations and Adjusted EBITDA — Income from operations for the first quarter of 2005 was $16,000 compared to a loss of $140,000 in the first quarter of 2004. Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) for the first quarter of 2005 was $813,000 compared with $809,000 for the same quarter a year ago. For the first quarter of 2005, both of these items include increases in technical infrastructure investments, marketing activities as part of the company’s strategy to convert registered members to paid subscribers, and quarterly and annual audit fees and expenses related to compliance with the Sarbanes-Oxley Act.

Net Income and Earnings Per Share — Net income for the first quarter of 2005 was $179,000 or $0.01 per basic and diluted share, compared with a net loss of $204,000, or $(0.37) per basic and diluted share for the first quarter of 2004.

Recent Business Highlights

•	Subscribers totaled a record 137,500 at March 31, 2005, a 31 percent increase compared with 105,000 subscribers at the end of the same period a year ago. Subscriber churn was at a record low of 8.6 percent for the first quarter of 2005, excluding free trials, continuing a downward trend from 11.8 percent in the first quarter of 2004 and 9.5 percent in the fourth quarter of 2004.

•	Demonstrated strong advertising sales momentum in the first quarter with new campaigns from Bristol-Meyers Squibb, GlaxoSmithKline, Sony Ericsson, Scion, a marque of Toyota Motor Sales USA, VISA and Wrigley.

•	Expanded content page views with improved site search functionality allowing visitors to access a rich archive of entertainment, health, news, travel and style content, together with the addition of branded content modules, discussion links, and other article tools that expand advertising inventory.

•	Launched a geographically-targeted search capability on the Gay.com premium subscription service called “Who’s Online Near Me?”

•	Completed installation of a Wells Fargo transaction gateway and automated credit card updating capabilities on Gay.com, which will set the stage for the launch of multi-currency and e-Check support to further expand the company’s transaction processing capabilities.

•	Improved site performance and enhanced response time on the Gay.com service with the addition of expanded server capacity, resulting in system uptime of 99.86 percent for the quarter, with “three-nines” performance in March 2005.

•	Made significant progress toward the expected launch, in the third quarter, of a substantially redesigned Gay.com site on a new Java-based platform in order to enhance member and subscriber experience, scalability and flexibility, along with the roll-out of Internet protocol (IP) detection for international sites.

“During the first quarter, we posted strong bottom-line results, while continuing to improve our operations,” said Jeff Soukup, executive vice president and chief financial officer. “With the investments we are making in technology infrastructure, increased consumer marketing, and new product development, including the upcoming introduction of redesigned Gay.com websites, we believe that we are positioning the company to capitalize on growth opportunities in the markets that we serve.”

Business Outlook

The following statements are based upon management’s current expectations. These statements are forward-looking, and actual results may differ materially. The company undertakes no obligation to update these statements.

The company is reiterating its full-year guidance for 2005. Specifically, the company expects revenue to be between $32.0 million and $36.0 million, Adjusted EBITDA between $9.0 million and $10.5 million, GAAP net income between $4.5 million and $6.0 million, and paid subscribers between 174,000 and 194,000.

For the second quarter of 2005, the company expects revenue to be between $7.8 million and $8.3 million.

The company expects its second-quarter Adjusted EBITDA to be between $1.5 million and $2.0 million, and anticipates GAAP net income to be between $500,000 and $1.0 million.

The company’s business outlook for second-quarter revenue, Adjusted EBITDA, and net income reflects several factors, including increased marketing expenses, investments in technology infrastructure and personnel to enhance member and subscriber experience, as well as increased quarterly and annual audit fees and expenses related to compliance with the Sarbanes-Oxley Act.

The company expects paid subscribers as of June 30, 2005 to be between 145,000 and 150,000. Currently, PlanetOut Inc. expects to provide additional subscriber guidance during its quarterly results call for the second quarter of 2005.

Conference Call and Webcast Information

The company will host a conference call and live webcast at 5:30 p.m. Eastern Time (2:30 p.m. Pacific Time) to discuss results for the first quarter of 2005. Separately, a brief slide presentation will be utilized during the call and will be available on the “Investor Relations” section of the Company’s corporate website (www.planetoutinc.com).

Parties in the United States and Canada can dial 800-218-4007, access code 11028062, to participate in the teleconference. International parties can access the call at 303-262-2140. Additionally, PlanetOut Inc. will offer a live webcast of the conference call, accessible from the “Investor Relations” section of the company’s website (www.planetoutinc.com). A telephonic replay will also be available for two weeks after the live call at 800-405-2236 (international parties dial 303-590-3000), access code 11028062.

Use of Non-GAAP Financial Measures

This press release discusses Adjusted EBITDA, a non-GAAP financial measure. Readers should not consider Adjusted EBITDA in isolation or as a substitute for net income (loss), operating cash flows or other cash flow statement data determined in accordance with GAAP. Because Adjusted EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, it may differ from and not be comparable to similarly titled measures of other companies. A detailed reconciliation of the pro forma measurement data with comparable GAAP measurements has been provided as a table following the condensed financial statements accompanying this announcement.

About PlanetOut Inc.

PlanetOut Inc. (Nasdaq: LGBT) is a leading global online media company offering consumer services, news and entertainment to the lesbian, gay, bisexual and transgender community. The company serves its growing base of approximately 3.5 million active members worldwide through a comprehensive group of branded businesses featuring diverse chat, news, entertainment, travel, dating, personal finance, career, shopping and community services at Gay.com, PlanetOut.com and Kleptomaniac.com. PlanetOut, based in San Francisco, offers FORTUNE 1000 advertisers access to what it believes to be the most extensive network of gay and lesbian people in the world. Gay.com ranked number one, among all websites measured, for average time spent per visitor in September, October and December 2004, according to Nielsen//NetRatings’ Loyalty Stickiness Report for at-home visitors in the U.S.

Forward-Looking Statements

In addition to the historical information contained herein, this press release contains forward-looking statements, including statements regarding PlanetOut’s anticipated future growth and financial performance, as well as statements containing the words “believes,” “anticipates,” “expects,” and similar words. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the company’s limited operating history and variability of operating results; the company’s ability to attract and retain subscribers and advertisers; competition; and the company’s dependence on technology infrastructure and the Internet. Additional information concerning factors that could affect PlanetOut’s future business and financial results is included in the company’s Annual Report on Form 10-K for the year ended December 31, 2004 and other public filings filed from time to time with the Securities and Exchange Commission (SEC), which are available at the SEC’s website at www.sec.gov.

All figures reported today are unaudited and may be subject to change.

Contact:

PlanetOut Inc.
Spencer Moore, 415-834-6476 (Media Relations)
spmoore@planetoutinc.com

Demer IR.
Peter DeNardo, 415-834-6340 (Investor Relations)
ir@planetoutinc.com

PlanetOut Inc.
Condensed Balance Sheets
(Unaudited, in thousands)

	Mar. 31,	Dec. 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$41,705	$43,128
Accounts receivable, net	1,492	2,075
Prepaid expenses and other current assets	3,259	2,209

Total current assets	46,456	47,412
Property and equipment, net	7,404	7,011
Goodwill	3,403	3,403
Investment in unconsolidated affiliate	48	57
Other assets	1,171	1,325

Total assets	$58,482	$59,208

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$855	$2,040
Accrued liabilities	1,304	1,469
Deferred revenue	3,870	3,506
Capital lease obligations, current portion	741	998
Notes payable, current portion	189	190

Total current liabilities	6,959	8,203
Capital lease obligations, less current portion	409	491
Notes payable, less current portion	94	142
Deferred rent	1,826	1,608

Total liabilities	9,288	10,444

Stockholders’ equity:
Common stock	17	17
Additional paid-in capital	88,202	88,387
Note receivable from stockholder	(603)	(603)
Unearned stock-based compensation	(1,181)	(1,619)
Accumulated other comprehensive loss	(108)	(106)
Accumulated deficit	(37,133)	(37,312)

Total stockholders’ equity	49,194	48,764

Total liabilities and stockholders’ equity	$58,482	$59,208

PlanetOut Inc.
Condensed Statements of Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended
	Mar. 31,	Mar. 31,
	2005	2004
Revenue:
Subscription services	$4,853	$3,789
Advertising services	1,392	1,097
Transaction services	420	554

Total revenue	6,665	5,440
Operating costs and expenses:
Cost of revenue	2,125	2,143
Sales and marketing	2,456	1,672
General and administrative	1,248	1,295
Depreciation and amortization	820	470

Total costs and expenses	6,649	5,580
Income (loss) from operations	16	(140)
Other income (expense), net	192	(64)

Income (loss) before income taxes	208	(204)
Provision for income taxes	29	—

Net income (loss)	179	(204)
Accretion on redeemable convertible preferred stock	—	(438)

Net income (loss) available for common stockholders	$179	$(642)

Net income (loss) per common share — basic (1)	$0.01	$(0.37)

Weighted average number of shares used in computing basic per share calculation	16,939	1,725

Net income (loss) per common share — diluted (2)	$0.01	$(0.37)

Weighted average number of shares used in computing diluted per share calculations	18,269	1,725

Adjusted EBITDA (3)	$813	$809

(1) Basic net income (loss) per share is computed using the weighted average number of common shares outstanding during the period.

(2) Diluted net income (loss) per share is computed using the weighted average number of common shares that would have been outstanding if the dilutive potential common shares had been issued.

(3) Adjusted EBITDA is a non-GAAP financial measure and is defined as net income (loss) before interest, taxes, depreciation and amortization, stock-based compensation, equity in net income (loss) of unconsolidated affiliate and other income (expense), net. We deduct other income (expense), net, consisting primarily of interest income from net income in calculating Adjusted EBITDA because we regard interest income to be a non-operating item. For clarification, we have provided a reconciliation of Adjusted EBITDA to both net income (loss) and income (loss) from operations because we believe that these are the most comparable GAAP financial measures to Adjusted EBITDA.

PlanetOut Inc.
The following table reconciles the calculation of Adjusted EBITDA with both net income (loss) and income (loss) from operations for the three months ended March 31, 2005 and 2004:
(Unaudited, in thousands)

	Three Months Ended
	Mar. 31,	Mar. 31,
	2005	2004
Net income (loss)	$179	$(204)
Provision for income taxes	29	—
Other (income) expense, net	(192)	64

Income (loss) from operations	$16	$(140)
Depreciation and amortization	820	470
Stock-based compensation expense (benefit)	(23)	479

Adjusted EBITDA	$813	$809

PlanetOut Inc.
Supplemental Disclosure of Stock-Based Compensation Expense (Benefit)
(Unaudited, in thousands)

	Three Months Ended
	Mar. 31,	Mar. 31,
	2005	2004
Stock-based compensation expense (benefit):
Cost of revenue	$12	$149
Sales and marketing	8	87
General and administrative	(43)	243

Total stock-based compensation expense (benefit)	$(23)	$479